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                                                                  Exhibit 10.58

                         AGREEMENT FOR PURCHASE AND SALE


                  AGREEMENT made as of the 18th day of October, 1996 by and between ISLANDS FLORIDA LP, a Delaware limited partnership, having an office at 101 North Acacia Avenue, Solana Beach, California 92075 ("Seller"), and SHELLS SEAFOOD RESTAURANTS, INC., a Delaware corporation, having an office at 16313 North Dale Mabry Highway, Suite 100, Tampa, Florida 33618 ("Purchaser").

WITNESSETH THAT PURCHASER AND SELLER HAVE AGREED AS FOLLOWS:


                                    ARTICLE 1

                         AGREEMENT FOR PURCHASE AND SALE

                  1.1 Seller agrees to sell, transfer, convey, assign and deliver to Purchaser, effective at each Closing (as hereinafter defined) on each Closing Date (as hereinafter defined) and Purchaser agrees to acquire and accept from Seller, in return for the consideration set forth in Article 2 hereof, all right, title and interest of Seller in and to the following Leases, Leasehold Improvements, Restaurant Assets, Restaurant Assets Leases, Assigned Contracts and Restaurant Licenses (collectively, the "Assets") sold, transferred, conveyed, assigned and delivered at such Closing:

                           (a) the real property leases described on Exhibit 1
hereto (individually, a "Lease", and collectively, the "Leases") affecting any of the properties listed on Exhibit 2 hereto (individually, a "Property" and collectively, the "Properties");

                           (b) all leasehold improvements to the Properties
(individually, a "Leasehold Improvement", and collectively, the "Leasehold Improvements");

                           (c) all building fixtures and equipment owned by
Seller, including but not limited to plumbing, electrical, lighting fixtures and paddle fans, heating, ventilation and air conditioning, irrigation, antenna and cable systems; computer hardware (subject to the provisions of Section 1.2 hereof); all restaurant fixtures and equipment owned by Seller, including but not limited to exhaust hoods and fire protection systems, refrigerated coolers and freezers, ice machines, stoves, ovens, microwave ovens, fryers, steamers, grills dish ring, sinks, prep tables, racks, tables, chairs, booths, cash stands, stools, bar, back bar, server stations and other furniture; all smallwares owned by Seller (subject to the provisions of Section 1.2 hereof) including, but not limited to, plates, glasses, cups, baskets, flatware, cookware and utensils; all signs and decor items owned by Seller (subject to the

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provisions of Section 1.2 hereof); and all other tangible assets of Seller attached or appurtenant to or used in connection with any of the restaurants which are owned or operated by Seller and located at any of the Properties, subject to the provisions of Section 1.2 hereof, free from all liens and encumbrances (collectively, the "Restaurant Assets");

                           (d) those (and only those) leases or rental
agreements listed on Schedule 1.1(d) to be provided hereto by Purchaser (as provided in Section 3.3 hereto) covering certain of the Restaurant Assets (collectively, the "Restaurant Assets Leases");

                           (e) those (and only those) agreements and contracts,
written or oral, listed on Schedule 1.1(e) to be provided hereto by Purchaser (as provided in Section 3.4 hereto), entered into in connection with the conduct, ownership or operation of an "Islands" restaurant operated by Seller at a Property, including those (and only those) service contracts approved and designated by Purchaser to remain in effect and all transferable guarantees and warranties relating to the Restaurant Assets (the "Assigned Contracts"); and

                           (f) all licenses, permits, certificates of occupancy,
approvals, qualifications, consents and other authorizations owned or held by, or granted to, Seller, necessary or useful for the lawful conduct, ownership and operation of the Properties as restaurants, including without limitation those listed on Schedule 1.1(f) to be provided hereto by Seller (as provided in Section 17.1(o) hereto), other than those licenses, permits, certificates of occupancy, approvals, qualifications, consents and other authorizations which by law are not transferable (collectively, the "Restaurant Licenses").

                  1.2 No leased or loaned equipment set forth on Schedule 1.2 hereto (including all computer hardware at the Property located in Ft. Lauderdale), accounts receivables, food and beverage inventories, cash, deposits, trademarks, service marks, sign faces (but not sign poles, cans or other similar items which are included in Section 1.1(c) above) or other proprietary items containing the "Islands" name, marks or logos are intended to be, or are being, sold, assigned or transferred hereunder. In addition, Seller shall have the right to retain any computer systems and equipment, smallwares and nonproprietary decor items located at any of the Properties to the extent Purchaser does not intend to utilize such items in connection with its operations.

                  1.3 Upon the terms and subject to the conditions contained herein, effective on each Closing Date, Purchaser shall assume all obligations and liabilities accruing, arising solely out of, or relating solely to events or occurrences happening after the applicable Closing Date under the Leases, Restaurant Assets Leases and Assigned Contracts assigned to Purchaser at such Closing, but not including any obligation or liability for any breach or any other events or occurrences happening, in whole or in part, prior to such Closing Date under any such Leases, Restaurant


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Assets Leases or Assigned Contracts. Except as specifically otherwise provided herein, Purchaser shall assume no other obligations and liabilities of Seller.

                  1.4 At each Closing, Seller shall deliver to Purchaser such bills of sale, endorsements, assignments and other instruments of sale, conveyance, transfer and assignment, reasonably satisfactory in form and substance to Purchaser and its counsel, as may be reasonably requested by Purchaser, in order to convey to Purchaser good and marketable title to the Assets, free and clear of all claims, charges, equities, liens, security interests and encumbrances except for the Permitted Encumbrances (as defined in Article 6 below).

                  1.5 At each Closing, Purchaser shall deliver to Seller such assumption agreements evidencing the assumption of the liabilities and obligations of Seller described in Section 1.3 hereof, reasonably satisfactory in form and substance to Seller and its counsel, as may be reasonably requested by Seller.

                                    ARTICLE 2

                                 PURCHASE PRICE

                  2.1 The purchase price for the Assets is FIVE HUNDRED THOUSAND AND NO/100 dollars ($500,000.00) (the "Initial Payment", which term shall include any reduction to such amount pursuant to the provisions of Section 2.2 hereof), plus an aggregate amount equal to one percent (1%) of the gross sales of each of the restaurants opened and operated by Purchaser at a Property (individually, a "Restaurant", and collectively, the "Restaurants") during the term of such Restaurant's operation through the end of the initial term (as set forth on Exhibit 1 hereto) of the applicable Lease for such Restaurant (the "Additional Payments"). The Initial Payment and the Additional Payments are hereinafter referred to collectively as the "Purchase Price". For purposes of this Agreement, the term "gross sales" shall include the actual sales price (whether wholly or partly for cash or on credit, including check or charge) of all sales and services made or performed in, upon, or from the Properties by Purchaser or any operator of the Restaurant on behalf of Purchaser or any subtenant, licensee or concessionaire of Purchaser, whether for cash or credit, including without limitation take-out, delivery and other sales where orders originate in, at or from the Properties, pursuant to mail, telephone, facsimile and/or other electronic or other devices, but excepting therefrom: (i) any rebates and refunds to customers on transactions otherwise included in gross sales; (ii) proceeds from vending machines located at the Properties provided exclusively for employee use or any proceeds from pay telephones located at the Properties; (iii) discounted portion of meals sold or given to employees at the Properties or the discounted portion of any promotional or complimentary meals served at the Properties; (iv) interest, service and other sales carrying charges (including, but not limited to, credit card service charges) paid by customers for the extension of credit on "in-house" accounts maintained by the


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Restaurants; (v) gift certificates or vouchers until redeemed at the Properties;
(vi) bulk sales, exchanges or transfers of merchandise by the Restaurants with any other store or outlet owned or operated by Purchaser where such exchange is made solely for the convenient operation of Purchaser's business and not for the purpose of consummating a sale made in, at or from the Properties; (vii) any federal, state, municipal or other sales, "value-added," retail, excise or similar taxes paid or incurred by Purchaser, in connection with sales or services made or performed in, upon or from the Restaurants, whether such taxes are collected from customers or absorbed by Purchaser; (viii) tips or gratuities; (ix) proceeds of insurance policies received by Purchaser with respect to any Property and/or Restaurant; provided that, in the event Purchaser shall receive insurance proceeds compensating Purchaser for loss of sales, then the amount of such compensating proceeds shall be included in gross sales; (x) condemnation awards; (xi) amounts received by Purchaser in connection with sales or transfers of Purchaser' trade fixtures and equipment, leasehold estate, franchise agreements, and/or goodwill relating to the Properties; (xii) amounts credited or paid for the return of a Restaurant's food or beverage items to shippers or suppliers; (xiii) credit card chargebacks for uncollected accounts, unless and until actually collected; and (xiv) sales of promotional items such as hats, t-shirts and other items sold at the Properties which Purchaser provides for advertising purposes or for which Purchaser sells at cost or does not receive consideration.

                  2.2 The Initial Payment shall be allocated in its entirety among the Properties in accordance with Schedule 2.2 hereto. On the Initial Closing Date, Purchaser shall pay to Seller that portion of the Initial Payment attributable to the Properties as to which Assets are being sold to Purchaser on the Initial Closing Date (in accordance with Schedule 2.2 hereof) and to Purchaser's counsel, in escrow pursuant to an escrow agreement in the form attached hereto as Exhibit 3 (the "Escrow Agreement") the remaining portion of the Initial Payment; provided, however, if at the Initial Closing Date it is apparent that the conditions to closing set forth in Article 4 hereof with respect to one or more of the Properties and corresponding Assets are incapable of being satisfied with respect to such Property (the "Non-Closing Properties"), and Purchaser nonetheless elects to close with respect to some or all of the other Properties, then the Initial Payment shall be reduced by the amount allocated in Schedule 2.2 hereto to the Non-Closing Properties. The Initial Payment shall be paid by wire transfer (to the extent suitable instructions are delivered to Purchaser not less than two (2) business days prior to the Initial Closing Date) or by certified check. The Additional Payments shall be computed by Purchaser and paid to Seller on a quarterly basis, within thirty (30) days of the end of each fiscal quarter of Purchaser, commencing with the fiscal quarter ending March 30, 1997 (the first such payment to include any amounts owed based on gross sales, if any, of the Restaurants during the fiscal quarter ending December 29, 1996). Purchaser shall deliver, together with the Additional Payment, a gross sales report, certified by Purchaser's chief financial officer or other executive officer with suitable knowledge, with respect to sales from the Restaurants during the fiscal quarter as to which the Additional Payment is being made.


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                  2.3 Upon execution of this Agreement, Purchaser shall deliver the sum of Seventy Five Thousand Dollars ($75,000.00) by check to Purchaser's counsel, in escrow pursuant to the Escrow Agreement, representing the contract deposit amount (the "Contract Deposit Amount").

                  2.4 Seller and Purchaser shall file all information and tax returns (and any amendments thereto) in a manner consistent with Schedule 2.2 hereto. If, contrary to the intent of the parties hereto as expressed in
Schedule 2.2, any taxing authority makes or proposes an allocation different from that contained in Schedule 2.2, Seller and Purchaser shall cooperate with each other in good faith to contest such taxing authority's allocation (or proposed allocation); provided, however, that, after consultation with the party adversely affected by such allocation (or proposed allocation), another party hereto may file such protective claims or returns as may reasonably be required to protect its interests. Purchaser shall pay all sales, transfer or stamp taxes or similar charges in connection with this transaction.

                  2.5 Notwithstanding any other provision hereof, including the provisions of Section 2.1 hereof, the computation of the Additional Payment and the payment thereof is subject to the following: (a) Purchaser shall not be under any obligation to pay Seller the Additional Payment with respect to a closed Restaurant if Purchaser closes such Restaurant due to poor operating performance and surrenders all of its interest in such Lease to the landlord under the Lease; (b) if any Restaurant is sold to a third party, including, but not limited to, any licensee or franchisee, who continues to operate the Restaurant as a "Shells" restaurant, Seller shall be entitled to continue to receive, and Purchaser shall be obligated either to pay or to contractually bind such third party to pay Seller the Additional Payment with respect to such sold "Shells" restaurant; and (c) if Purchaser sells any Restaurant to a third party who does not continue to operate such Restaurant as a "Shells" restaurant on such Property, or if any sold Restaurant referred to in subsection (b) above ceases to be operated as a "Shells" restaurant, Seller shall be entitled to receive and Purchaser (or such contractually bound third party) shall be obligated to pay to Seller, in lieu of any Additional Payment otherwise required hereunder to be paid to Seller in connection with such Restaurant and Property, an amount equal to the aggregate amount of the Additional Payments attributable to such Restaurant for the four fiscal quarters ended immediately preceding the occurrence of such event or, if such event occurs within thirty days of the end of a fiscal quarter, the four fiscal quarters ended with the fiscal quarter second preceding the fiscal quarter in which such event occurred; provided, however, if there are less than four fiscal quarters (calculated as provided in the first part of this sentence) preceding the occurrence of such event, then the amount of Additional Payment calculated pursuant to the first part of this sentence shall be proportionately annualized for a full fiscal year. The Additional Payment owed pursuant to the application of subsection (c) of this
Section 2.5, if any, shall be payable in its entirety on the date such sale is consummated or the date upon which such Restaurant ceases to operate as a "Shells" restaurant, as applicable.

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                                    ARTICLE 3

                              DUE DILIGENCE PERIOD

                  3.1 Purchaser intends to continue its physical inspection of the Properties and the Assets for a period of up to six (6) weeks after the execution of this Agreement ("Due Diligence Period"). Purchaser shall use commercially reasonable efforts to complete such inspection and due diligence as promptly as practicable. Seller shall assist Purchaser with such inspection and shall provide Purchaser with all documentation referenced in those certain due diligence letters dated September 12, 1996 and September 13, 1996 for each of the Properties and Assets to the extent in its or its counsel's possession. Seller has the right to cure any deficiency with respect to any of the Properties or Assets within thirty (30) days after the expiration of the Due Diligence Period (the "Cure Period"). Purchaser shall have the right to terminate this Agreement or elect not to purchase a Property or Properties if, in Purchaser's reasonable discretion, notwithstanding any information contained in the Disclosure Schedule attached hereto under Sections 17.1(ae) or 17.1(af)), Purchaser's due diligence with respect to any matter addressed in any of the representations and warranties set forth in Section 17.1 hereof, or Title Defects under Article 7 hereof (limited to the remedies set forth in Article 7) proves to be unsatisfactory in any material respect; provided, however, that subject to the provisions of Articles 9, 10 and 12 hereof, Purchaser may only exercise such right by giving Seller written notice of such termination on or before the last day of the Due Diligence Period or at the expiration of the Cure Period, as applicable.

                  3.2 If Purchaser exercises its right to terminate this Agreement pursuant to this Article, Purchaser shall be entitled to, at its option, (1) the return of all monies paid, if any, on account of the Purchase Price (including moneys placed in escrow as provided herein), in the event no Properties are purchased hereunder, and upon receipt of any such monies, this Agreement shall be deemed to be canceled and neither party shall have any further claim, agreement, or obligation to the other party or (2) a reduction in the Purchase Price, in the event less than all of the Properties are purchased hereunder, based on the amount allocated on Schedule 2.2 hereto for any of the Properties that Purchaser has rightfully elected not to purchase.

                  3.3 Within seven days of receipt of the documents listed on
Schedule 17.1(am) hereto, as provided in Section 17.1(am) hereto, Purchaser shall prepare and deliver to Seller a copy of Schedule 1.1(d) hereto. In the event no such Schedule 1.1(d) is delivered to Seller as provided herein,
Schedule 1.1(d) shall be deemed to read "none."

                  3.4 Within seven days of receipt of the documents listed on
Schedule 17.1(t) hereto, as provided in Section 17.1(t) hereto, Purchaser shall prepare and deliver to Seller a copy of Schedule 1.1(e) hereto. In the event no such Schedule

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1.1(e) is delivered to Seller as provided herein, Schedule 1.1(e) shall be deemed to read "none."


                                    ARTICLE 4

                              CONDITIONS PRECEDENT
                           TO OBLIGATION OF PURCHASER

                  Subject to the terms and conditions of Section 12.2(b) hereof, the obligation of Purchaser under this Agreement to purchase the Assets sold at each Closing shall be subject to the satisfaction, at or prior to each Closing, of all of the following conditions, to the reasonable satisfaction of Purchaser (any of which may be waived in writing in whole or in part by Purchaser):

                  4.1 All representations and warranties of Seller contained in this Agreement (including the Schedules and Exhibits hereto), and all written information required to be delivered to Purchaser by Seller on or prior to each Closing Date pursuant to this Agreement, shall be true in all material respects on and as of each Closing Date with the same force and effect as though such representations and warranties were made, and such written information was delivered, on and as of each Closing Date.

                  4.2 Seller shall have performed, satisfied and complied with, in all material respects, all agreements, covenants and conditions required by this Agreement, including the documents described in Articles 9 and 10 hereof, to be performed, satisfied and complied with by Seller prior to or on each Closing Date.

                  4.3 On each Closing Date, no injunction or order shall be in effect prohibiting this transaction or which would make the consummation of this transaction unlawful and no action or proceeding shall have been instituted and remain pending before a court, governmental body or regulatory authority to restrain or prohibit this transaction. No adverse decision shall have been made by any such court, governmental body or regulatory authority, and no Federal, state or local statute, rule or regulation shall have been enacted the effect of which would be to prohibit, impair or delay this transaction or restrict or impair in any material respect the ability of Purchaser to own the Assets or to use the Assets and the Properties in the operation of the Restaurants.

                  4.4 There shall have been no material changes in the zoning laws and regulations applicable to the Properties which would materially affect the ability of or cost to Purchaser to open or operate the Restaurants at such Properties.

                  4.5 On or before the Initial Closing Date, Purchaser shall have received an assignment, assumption and consent agreement from Seller, executed by Purchaser, Seller and the applicable landlord, assigning to Purchaser (and, in the

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case of the landlord, consenting to such assignment and, in the case of
Purchaser, assuming the obligations as tenant under the applicable Lease) all of Seller's right, title and interest in and to each of the Leases, substantially in the form of Exhibit 4.5 hereto (each an "Assignment of Lease").

                  4.6 On or before the Initial Closing Date, Seller shall have obtained, with respect to all Leases, an estoppel certificate, in the form attached hereto as Exhibit 4.6 (the "Estoppel Certificates"), from each landlord under a Lease, none of which Estoppel Certificates shall have been revoked or altered in any respect from the date it was given by the respective landlord.

                  4.7 On each Closing Date, Purchaser shall have obtained all permits, approvals, licenses, qualifications, registrations, consents and other authorizations necessary for its operation, use and occupancy of the applicable Property as a "Shells" restaurant and the operation and use of the related Assets for their intended purposes, including, but not limited to, all building and use permits, licenses (including liquor licenses), and other authorization required under any applicable local, state or federal laws, orders, rules, regulations and/or requirements (collectively, the "Permits"). Notwithstanding the foregoing, if any particular Permit with respect to any Restaurant at a Property has not been obtained by the applicable Closing Date, but, in Purchaser's reasonable discretion, such Permit is obtainable in due course without unreasonable delay, Purchaser may not refuse to close with respect to such Property solely as a result of the failure to have obtained such Permit.

                  4.8 Purchaser shall have obtained a recent Phase 1 environmental study (the "Environmental Study") with respect to each Property, the results of which shall be reasonably acceptable to Purchaser.

                  4.9 On or before the Initial Closing Date, Seller shall have obtained from each lender who has a security interest in the Assets, a release of the Assets from their security interest therein, in a form reasonable acceptable to Purchaser and Seller (the "Lenders' Releases").

                  4.10 On or before each Closing Date, Purchaser shall have received an Assumption Agreement (as defined in Section 5.4 hereof), executed by Seller, with respect to the Restaurant Assets Leases and Assigned Contracts relating to the Properties and corresponding Assets to which the Closing relates.

                  4.11 Seller shall deliver its leasehold interest in and to each of the Leases to be assigned at each Closing as provided in Article 7 hereof.

                  4.12 On or before the Initial Closing Date, Purchaser shall have received the written authorization from Scheer-Tanaka-Dennehy Architects to modify the construction plans referred to in Section 17.1(al) hereof and the

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Disclosure Schedule hereto and to use such plans in such other manner as
Purchaser reasonably deems necessary to file for and obtain the Permits.

                  4.13 On or before the Initial Closing Date, Seller shall deliver the consent of Pembroke Lakes Mall, Ltd. with respect to the plans and specifications submitted by Purchaser in connection with the use of the Property located in Pembroke Pines, Florida as a "Shells" restaurant.

                  4.14 All proceedings to be taken by Seller in connection with this Agreement and all certificates, instruments and other documents required to effect the transaction contemplated by this Agreement shall be reasonably satisfactory in form and substance to Purchaser and its counsel.

                                    ARTICLE 5

                              CONDITIONS PRECEDENT
                             TO OBLIGATION OF SELLER

                  The obligation of Seller under this Agreement to sell, transfer and assign the Assets at each Closing shall be subject to the satisfaction, at or prior to each Closing, of all of the following conditions, to the reasonable satisfaction of Seller (any of which may be waived in writing in whole or in part by Seller):

                  5.1 All representations and warranties of Purchaser contained in this Agreement (including the Schedules and Exhibits hereto, if applicable), and all written information required to be delivered to Seller by Purchaser on or prior to each Closing Date pursuant to this Agreement, shall be true in all material respects on and as of each Closing Date, with the same force and effect as though such representations and warranties were made, and such written information was delivered, on and as of the Closing Date.

                  5.2 Purchaser shall have performed, satisfied and complied with, in all material respects, all agreements, covenants and conditions required by this Agreement to be performed, satisfied and complied with by Purchaser prior to or on each Closing Date.

                  5.3 On or before each Closing Date, Seller shall have received an Assignment of Lease, executed by Purchaser and the applicable landlord, with respect to each of the Leases being assigned as of such Closing Date.

                  5.4 On or before each Closing Date, Seller shall have received an assignment and assumption agreement from Purchaser, executed by Purchaser, pursuant to which Purchaser shall assume all Seller's obligations under, and Seller shall transfer all of the rights and benefits accruing to Seller under, the Restaurant Assets Leases and Assigned Contracts relating to the Properties and corresponding

                                       -9-

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Assets to which the Closing relates, substantially in the form of Exhibit 5.4 hereto (each an "Assumption Agreement").

                  5.5 On each Closing Date, no injunction or order shall be in effect prohibiting this transaction or which would make the consummation of such transaction unlawful and no action or proceeding shall have been instituted and remain pending before a court, governmental body or regulatory authority to restrain or prohibit the transaction. No adverse decision shall have been made by any such court, governmental body or regulatory authority, and no federal, state or local statute, rule or regulation shall have been enacted the effect of which would be to prohibit, impair or delay this transaction.

                  5.6 All proceedings to be taken by Purchaser in connection with the transaction contemplated by this Agreement and all certificates, instruments and other documents required to effect the transaction shall be reasonably satisfactory in form and substance to Seller and its counsel.

                  5.7 On or before the Initial Closing Date, Seller shall have obtained a Lenders' Release from each lender who has a security interest in the Assets.

                                    ARTICLE 6

                         PERMITTED ENCUMBRANCES TO TITLE

                  6.1 The sale, transfer and assignment of the Assets shall be subject to each and all of the following (collectively, the "Permitted Encumbrances"):

                           (a) Liens securing payment of all ad valorem,
intangible and other real and personal property taxes, school taxes, and water and sewer charges against any of the Properties or the personal property covered by this Agreement for the tax year in which each Closing Date occurs;

                           (b) State of facts which an accurate survey or
inspection of each of the Properties would disclose, provided that such state of facts do not prohibit the current or proposed use of any of the Assets or Properties;

                           (c) Zoning ordinances and regulations and building
restrictions and regulations affecting the Property on each Closing Date, provided that the same are not violated by any existing structure on any of the Properties and further provided that they do not prohibit the existing or proposed use of any of the Assets or Properties; and

                           (d) Such other exceptions to title as shall be
reasonably approved by Purchaser.

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                  6.2 If at the time of each Closing the Assets or Properties assigned or any part thereof shall be or shall have been affected by an assessment or assessments obligated to be paid by Seller, and which are or may become payable in annual installments of which the first installment is then due or has been paid, then for the purpose of this Agreement all the unpaid installments of any such assessment, including those which are to become due and payable after such Closing, shall be prorated between Seller and Purchaser as of the applicable Closing Date and adjusted accordingly at that time. The terms and provisions of this Section 6.2 shall survive the applicable Closing.

                                    ARTICLE 7

                       CONDITION OF TITLE, TITLE INSURANCE

                  7.1 Purchaser, if it so elects and at Purchaser's cost, may obtain from a title insurance company selected by Purchaser (the "Title Company"), a preliminary title report or commitment (the "Title Commitment") to issue a leasehold policy of title insurance (the "Title Policy"), agreeing to insure Purchaser's leasehold interest to each of the Properties in the amount of $1,000,000.00 in the aggregate (as allocated per Property in accordance with Schedule 2.2), subject only to the Permitted Encumbrances. Within ten (10) days of Purchaser's receipt of the Title Commitment and the documents of record reflected therein, Purchaser or its counsel shall give written notice (the "Objection Notice") to the attorneys for Seller of any exceptions to title which are not Permitted Encumbrances (the "Objections").

                  7.2 If Seller gives Purchaser notice (the "Response Notice") that Seller is unable to cure the Objections and therefore unable to convey its leasehold interest to a Property as required by this Agreement, Purchaser may, in addition to any other remedies available to Purchaser, elect, by written notice given to Seller within fifteen (15) days after the Response Notice is given, to terminate this Agreement or to elect to consummate the purchase of such Properties which are not encumbered by such title defects and to receive a credit for the Properties not purchased in the amount allocated for such Properties as set forth in Schedule 2.2. Seller shall give the Response Notice within ten (10) days of receipt of the Objection Notice.

                  7.3 The existence of liens or encumbrances other than the Permitted Encumbrances or those which are permitted by this Agreement shall be deemed to be Permitted Encumbrances if the Title Company will insure Purchaser's leasehold interest clear of the matter or will insure against the enforcement of such matter out of each of the Properties, on the condition that Purchaser's counsel shall agree to accept title with such insurance.

                  7.4 The Title Commitment and Title Policy shall be obtained at Purchaser's expense.

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                  7.5 Notwithstanding anything to the contrary contained herein,
Seller shall cure all Title Defects (as defined below) at or prior to the Initial Closing, if the same can be cured by the payment of a sum of money not in excess of $100,000 in the aggregate for all of the Properties. "Title Defect" is defined as any lien or encumbrance recorded against any of the Leases or Properties which would render title to any such Lease or Assets related to a Property to be unmarketable by Purchaser. Purchase shall deliver notice of a Title Defect, if any, as part of any Objections included in an Objection Notice as contemplated under Section 7.1 hereof. If Seller has not cured any and all Title Defects by the Initial Closing Date, Seller shall deposit (or, at Seller's option, direct Purchaser to pay from the proceeds of the Initial Payment) with the Title Company an amount necessary to cure any Title Defects, up to $100,000, and provide the Title Company with such affidavits or indemnities that are requested by the Title Company to cure the remaining Title Defects.

                                    ARTICLE 8

                      THE INITIAL CLOSING AND THE CLOSINGS

                  8.1 The initial closing (the "Initial Closing") shall occur on or before December 2, 1996 (the "Initial Closing Date"). If the conditions under Articles 4 and 5 are satisfied prior to the Initial Closing Date, both Purchaser and Seller agree to use their reasonable good faith efforts respectively to consummate the Initial Closing five (5) business days after such conditions have been satisfied. To the extent not all Properties or Assets are sold, assigned, transferred or delivered at the Initial Closing, such remaining Properties and all Assets associated therewith shall be sold, assigned, transferred and delivered to Purchaser (each, a "Subsequent Closing", and, together with the Initial Closing, a "Closing") in accordance with Section 12.2(b) hereof. The Initial Closing and each Subsequent Closing shall occur at the offices of Leslie Robert Evans, P.A., 375 South County Road, Suite 218, Palm Beach, Florida 33480.

                  8.2 At the Initial Closing and each Closing, upon Purchaser's delivery of all required documents and instruments and its payment of the allocated portion of the Initial Payment and other amounts required herein, Purchaser and Seller shall prepare and sign a closing statement reflecting the adjustments and payments made and agreements in connection therewith (the "Closing Statement"). Purchaser may, if it so elects, deliver a copy of each Closing Statement and all of the aforesaid documents to the Title Company which shall do the following:

                           (a)      Record the Assignment of Lease.

                           (b) Pay all recording costs and transfer fees and
taxes, intangible taxes and all filing fees reflected on each Closing Statement.

                                    ARTICLE 9

                   DOCUMENTS REQUIRED ON INITIAL CLOSING DATE

                  9.1 At or prior to the Initial Closing, Seller shall execute and/or deliver the following to Purchaser:

                           (a) Copies of all Restaurant Licenses, together with
such necessary forms as may be required to transfer the same;

                           (b) An Estoppel Certificate from each landlord of
each Lease;

                           (c) An Assignment of Lease from Seller and each
Landlord of each Lease;

                           (d) A Lender's Release from each applicable lender;

                           (e) A copy of all necessary consents required by the
partnership agreement of Seller authorizing the execution, delivery and performance by Seller of this Agreement and each document to be executed and delivered by Seller in connection with this Agreement, and designating one or more partners to execute documents in Seller's name, together with a copy of the resolutions of the general partner of Seller to such effect, and containing an incumbency certificate for each person executing documents on behalf of Seller with specimen signatures for each such person; and

                           (f) Such documents as may be necessary or appropriate
in order to evidence the authority of Seller to enter into and carry out the terms of this Agreement.

                  9.2 At or prior to the Initial Closing, Purchaser shall execute and/or deliver the following to Seller:

                           (a) Payment to Seller on the Initial Closing Date, of
that portion of the Initial Payment attributable to the Properties as to which Assets are being sold to Purchaser on the Initial Closing Date (in accordance with Schedule 2.2 hereof), and the remaining portion of the Initial Payment shall be delivered to Purchaser's counsel, with evidence of the receipt thereof being delivered to Seller, to be held pursuant to the term of the Escrow Agreement; and

                           (b) A copy of the resolutions of the Board of
Directors of Purchaser authorizing the execution, delivery and performance by Purchaser of this Agreement and each document to be executed and delivered by Purchaser in connection with this Agreement, and the documents and instruments required by this Agreement and designating one or more officers to execute documents in Purchaser's name in connection herewith, certified as correct and complete by the secretary of Purchaser together with an incumbency certificate for each person executing documents on behalf of Purchaser with specimen signatures for each such officer.

                                   ARTICLE 10

                       DOCUMENTS REQUIRED ON CLOSING DATE

                  10.1 At or prior to each Closing, Seller shall execute and/or deliver the following to Purchaser (with respect to the Property and corresponding Assets to which such Closing relates):

                           (a) Bill of Sale pursuant to which Seller assigns and
conveys to Purchaser all applicable personal property covered by this Agreement, with any applicable sales tax to be paid by Purchaser;

                           (b) Assumption Agreement;

                           (c) All applicable costs and fees required to be paid
by Seller pursuant to this Agreement;

                           (d) All original instruments and/or operational data
and/or information which may be reasonably necessary for the operation of each Restaurant. The obligation of Seller as set forth in this subparagraph 10.1(d) shall survive each Closing;

                           (e) A non disturbance and attornment agreement with
respect to each mortgage or deed of trust encumbering the Property located in Davie, Florida (notwithstanding anything to the contrary in Article 12 hereof, if such non disturbance and attornment agreement(s) is not delivered with respect to the Property located in Davie, Florida, Purchaser may, in its sole discretion, (i) elect to close on such Property or (ii) elect not to purchase such Property in which case Purchaser shall receive back the allocated portion of the Initial Payment, with respect to such Property (and the Assets associated therewith) not sold, transferred, conveyed, assigned or delivered in the amount allocated for such Property as set forth in Schedule 2.2); and

                           (f) Such other documents and instruments as may be
required in this Agreement or by the Title Company in order to consummate the transactions described in this Agreement.

                  10.2 At or prior to each Closing, Purchaser shall execute and/or deliver the following to Seller (with respect to the Property and corresponding Assets to which such Closing relates):

                           (a) Payment of the allocated portion of the Initial
Payment;

                           (b) The acceptance by Purchaser of the Assignment of
Lease;

                           (c) The acceptance by Purchaser of Assumption
Agreement; and

                           (d) Such other documents and instruments as may be
required in this Agreement or by the Title Company in order to consummate the transactions described in this Agreement.

                                   ARTICLE 11

                         APPORTIONMENTS AND ADJUSTMENTS

                  11.1 Seller shall be responsible for and shall pay all accrued expenses including, but not limited to, all accounts payable and accrued liabilities, of the Assets to be sold on such Closing Date accruing up to 11:59 P.M. on each such Closing Date and shall be entitled to receive and retain all revenue from the Assets to be sold on such Closing Date accruing up to and including each such Closing Date. Purchaser shall be responsible for and shall pay all accrued expenses, including, but not limited to, all accounts payable and accrued liabilities, of the Assets to be purchased on such Closing Date accruing after each such Closing Date, and shall be entitled to receive and retain all revenue from the Assets purchased on such Closing Date accruing after each such Closing Date.

                  11.2 Subject to Section 11.4 hereof, on each Closing Date, the following adjustments and apportionments shall be made in cash in accordance with Section 11.1 as follows:

                           (a) Rents, utilities, CAM charges and similar items,
real estate taxes, ad valorem taxes, school taxes, assessments and personal property, intangible and use taxes (excluding any sales, transfer and stamp taxes, if any, which shall be paid by Purchaser, other than sales taxes which may be owed by Seller relating to its historical operations and business activities);

                           (b) Charges under service and maintenance contracts
affecting the Assets to be sold on such Closing Date which Purchaser has agreed to assume on each such Closing Date; and

                           (c) Water and sewer charges on the basis of the
period for which assessed; provided that if a final bill is not available at each such Closing, a reasonable estimate will be made based on prior bills and an amount reasonably estimated to be adequate to pay such charges through each such Closing Date shall be escrowed with the Title Company pending receipt of final bills.

                  11.3 The parties hereto agree that (i) Purchaser shall not assume, pay, discharge, become liable for or perform when due, and Seller shall not cause Purchaser so to assume, pay, discharge, become liable for or perform, any liabilities (contingent or otherwise), debts, contracts, commitments and other obligations of Seller of any nature whatsoever to the extent such liabilities remain unpaid as of each such Closing Date and (ii) Seller shall not assume, pay, discharge, become liable for or perform when due, and Purchaser shall not cause Seller so to assume, pay, discharge, become liable for or perform, any liabilities (contingent or otherwise), debts, contracts, commitments and other obligations of Purchaser of any nature whatsoever to the extent such liabilities are incurred by Purchaser after each such Closing Date.

                  11.4 The parties hereto agree to perform a post-closing settlement, in accordance with Section 11.1, within thirty (30) days after each Closing Date, with respect to any accrued expenses referenced in Section 11.2 not adjusted or apportioned on each Closing Date.

                  11.5 The parties hereto agree to each pay fifty percent (50%) of the costs of the Environmental Study with respect to each Property; provided, however, that Seller shall not be required to pay more than $1,000 per Property in connection with such costs.

                  11.6 The parties hereto agree to each pay fifty percent (50%) of any and all rent costs and other occupancy costs (including, without limitation, property taxes, CAM charges and utilities) with respect to each Lease which is not acquired by Purchaser at the Initial Closing, other than all such rent and other occupancy costs for the Non-Closing Properties (which shall continue to be paid for by Seller), during the period between the Initial Closing Date and, the earlier of (i) the Subsequent Closing with respect to such Property (and its associated Assets) or (ii) the election by Purchaser in accordance with the provisions of this Agreement not to close with respect to such Property; provided, however, that Purchaser shall be responsible for 100% of such rent and other occupancy costs after the Closing Deadline (as defined in Section 12.2 hereof) unless Purchaser has elected not to close with respect to any such Property (and its associated Assets) in accordance with the provisions of this Agreement.

                  11.7 The provisions of this Article 11 shall survive each Closing.

                                   ARTICLE 12

                                    REMEDIES

                  12.1 In the event the sale of the Assets contemplated by this Agreement is not consummated, in whole or in part, as a result of Purchaser's failure to satisfy any of the conditions of Sections 5.1, 9.2 or 10.2(a), (b) or
(c), any
                                      -16-
of the covenants contained in Sections 11.6 and 17.2 hereof, Seller's sole remedy shall be to terminate the Agreement and retain the Contract Deposit Amount as liquidated damages; provided, however, that Seller may only retain the Contract Deposit Amount if Purchaser failed to satisfy any such conditions or covenants in any material respect (assuming for purposes of this sentence only that there are no materiality exceptions or qualifications in any such referenced sections) and such failure was intentional or as a result of Purchaser's gross negligence. In no event shall Seller retain the Contract Deposit Amount if Purchaser elects to exercise its termination rights under this Agreement, including, but not limited to, pursuant to Article 3, 7 or 13 hereof, provided that Purchaser has otherwise complied with all obligations required to be complied with by Purchaser under this Agreement prior to such election.

                  12.2 (a) If the sale contemplated by this Agreement is not consummated, in whole or in part, as a result of the failure of Seller to satisfy, perform or comply with any of the conditions, covenants or obligations set forth herein on its part to be satisfied, performed or complied with, Purchaser shall be entitled to elect either, subject to the provision of Section 12.2(b) hereof, (i) to terminate this Agreement and receive back all monies deposited as the Contract Deposit Amount if no Properties or Assets were sold, transferred, conveyed, assigned or delivered, (ii) to enforce specific performance of Seller's obligations under this Agreement; provided, however, that Seller shall not be required to expend any money other than the amounts provided in Articles 7 and 8, or take any action other than delivery of the items provided in Articles 9 and 10, in connection with such specific performance or (iii) to receive back all monies paid on account of the Purchase Price, including the allocated portion of the Initial Payment, with respect to each Property or Assets not sold, transferred, conveyed, assigned or delivered. Notwithstanding the foregoing, in the event the sale contemplated by this Agreement is not consummated, in whole or in part, as a result of the failure to satisfy any of the conditions of Sections 4.1, 9.1(a), (c) (with respect to Seller only) or (e), or 10.1(a)-(d), or any of the covenants contained in
Section 17.1 hereof, in addition to the remedies provided in subsection (i) and
(iii) above (but not (ii) above), Seller shall be obligated to pay and shall immediately deliver to Purchaser the sum of $75,000 as liquidated damages; provided, however, that Seller shall only be obligated to pay such amount if Seller failed to satisfy any such conditions or covenants in any material respect (assuming for purposes of this sentence only that there are no materiality exceptions or qualifications in any such referenced sections) and such failure was intentional or as a result of Seller's gross negligence.

                       (b) Notwithstanding the provisions of Section 12.2(a) hereof, in the event the requirements referenced under Section 4.7 hereof are not satisfied at or prior to the Initial Closing Date, and Seller has otherwise satisfied, performed and complied with, or Purchaser has waived, all of the conditions, covenants and obligations set forth herein to be satisfied, performed or complied with by Seller at or prior to the Initial Closing Date, Purchaser may elect to (i) waive such requirements and close on all of the Properties or (ii) close on each Property under which all requirements have been met and are satisfied, or (iii) terminate this Agreement on the Initial Closing Date if (x) three (3) or more of the Properties do not have all necessary permits, licenses and other authorization as required under Section 4.7 or (y) two (2) or more of the Properties located in West Palm Beach, Coral Springs or Pembroke Pines do not have all necessary permits, licenses and other authorizations as required under Section 4.7 hereof and, in the case of both subsection (x) and (y), Purchaser has determined, in its reasonable discretion, that all such permits, licenses or other authorizations may not be obtained within a period of time reasonably acceptable to Purchaser. In the event (ii) occurs, the closing for each remaining Property shall be five
(5) business days after the closing requirements under Section 4.7 hereof are satisfied with respect to each Property (each a "Closing Date"), or waived by Purchaser as the case may be. In no event shall any Closing occur later than six
(6) weeks after the Initial Closing (the "Closing Deadline"), except as set forth herein. If the Closing has not occurred for a Property by the Closing Deadline, Purchaser may elect (i) not to purchase such Property or (ii) waive the requirements referenced under Section 4.7 and close on such Property within five (5) days after the Closing Deadline. If Purchaser elects not to purchase a Property under the terms of this Article 12.2, Purchaser shall receive back the allocated portion of the Initial Payment, with respect to each Property (and the Assets associated therewith) not sold, transferred, conveyed, assigned or delivered in the amount allocated for such Property as set forth in Schedule 2.2.

                  12.3 If Seller shall dispute in writing the calculation of the Additional Payment paid by Purchaser, and such dispute is not resolved between Purchaser and Seller within sixty (60) days after the date the payment was rendered, Seller may, during the thirty (30) days next following the expiration of the sixty (60) days, refer the calculation of such disputed payment to an independent certified public accountant for a determination. During such sixty and thirty day periods, Purchaser shall afford Seller and such independent certified accountant, respectively, reasonable access to such books and records of Purchaser as are reasonably necessary with respect to the computation of the Additional Payment, during normal business hours, provided that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the business of Purchaser. If it shall be determined that the amount of the Additional Payment paid by Purchaser was erroneous and Purchaser paid (i) a lesser amount than the independent certified public accountant's calculation of the Additional Payment, then Seller's sole remedy shall be to collect and Purchaser shall be required to pay to Seller, an amount equal to the difference between the amount of the Additional Payment previously paid by Purchaser and the amount of the Additional Payment as calculated by the independent certified public accountant or (ii) a greater amount than the independent certified public accountant's calculation of the Additional Payment, the Purchaser shall be entitled to offset such overage against future Additional Payments which may be owed to Seller. The costs for the accountant's review and determination will be borne by Purchaser if it is determined that Purchaser's original calculation of the Additional Payment was in error by being understated by more than ten (10%) percent, otherwise such costs will be borne by Seller.

                  12.4 The prevailing party in any litigation shall also be entitled to recover against the other party its costs and expenses, including reasonable attorneys' fees and court costs, incurred by such prevailing party in enforcing any of the its remedies hereunder.

                  12.5 Notwithstanding anything to the contrary contained herein, in no event shall Seller, or any other person or entity affiliated or associated with Seller, or any successor-in-interest or assign of Seller, or any such person, have any right or claim for the return of any Properties or Assets (including, without limitation, any of the Leases), or the rescission of this Agreement.

                                   ARTICLE 13

                       DAMAGE, DESTRUCTION OR CONDEMNATION

                  13.1 Seller agrees to maintain its present policies of fire insurance covering the Properties and Restaurant Assets in full force and effect from the date of this Agreement through and including each Closing Date for the applicable Property and related Restaurant Assets.

                  13.2 (a) If on or before each Closing Date either (a) all or a substantial part of a particular Property which Lease therefore has not been assigned is damaged or destroyed by fire or the elements or by any other cause, or (b) a substantial part of any particular Property or related Assets is taken by condemnation or other power of eminent domain, Purchaser may, by written notice given to Seller within ten (10) days after Purchaser shall have notice of the occurrence or the taking (but in no event after the applicable Closing
Date), elect to not purchase any such Assets relating to the Property, and purchase the Assets with respect to the remaining Properties with a credit for the Assets relating to the Property not purchased in the amount allocated therefor as set forth in Schedule 2.2. If more than one (1) Property is substantially damaged or taken by condemnation or other power of eminent domain prior to the Initial Closing, Purchaser may elect to terminate this Agreement.

                  (b) If one (1) or more of the Properties located in West Palm Beach, Coral Springs or Pembroke Pines is substantially damaged or destroyed by fire or the elements or by any other cause, Purchaser may elect to require Seller to assign to Purchaser any insurance or other proceeds received or receivable by Seller in connection with such damage or destruction, but only in the event Purchaser elects to purchase the Assets relating to such damaged or destroyed Property pursuant to the terms and subject to the conditions of this Agreement.

                                   ARTICLE 14

                                     BROKER

                  14.1 Purchaser and Seller mutually represent and warrant to each other that neither they nor any entity related to them have dealt with any broker, finder or other person or entity who would be entitled to a commission or other brokerage fee in connection with the transactions described in this Agreement. Purchaser and Seller each agree to indemnify, defend and hold the other harmless of and from and against any loss, costs, damage or expense (including reasonable attorneys' fees and court costs) arising out of (i) any inaccuracy in the representation and warranty contained in the immediately preceding sentence or (ii) the claims of any broker or finder (or anyone claiming to be a broker or finder) other than the entities identified in the immediately preceding sentence regarding any services claimed to have been rendered to the indemnifying party in connection with the transactions contemplated by this Agreement.

                  14.2 Notwithstanding any other provision of this Agreement to the contrary, the provisions of this Article shall survive the Closing and any prior termination of this Agreement for any reason whatsoever.

                                   ARTICLE 15

                                     NOTICES

                  Any notice given or required to be given pursuant to any provision of this Agreement shall be in writing and shall either be personally delivered, sent by facsimile or sent by a reputable commercial courier service guaranteeing overnight delivery, and shall be deemed to have been given upon receipt if personally delivered or sent by facsimile, or, upon delivery to such courier, with delivery charges prepaid, if sent by such a courier, in either case addressed as follows:

                  Purchaser:         Shells Seafood Restaurants, Inc.
                                     16313 North Dale Mabry Highway
                                     Suite 100
                                     Tampa, Florida 33618
                                     Attention:  William E. Hattaway

                  with a copy to:    Fulbright & Jaworski L.L.P.
                                     666 Fifth Avenue
                                     New York, New York 10103
                                     Attention: Sheldon G. Nussbaum, Esq.

                  Seller:            Islands Florida LP
                                     101 North Acacia Avenue
                                     Solana Beach, California 92075
                                     Attention: Glen Freter

                  with a copy to:    Allen, Matkins, Leck, Gamble & Mallory LLP
                                     18400 Von Karman, Fourth Floor
                                     Irvine, California 92612
                                     Attention: Leslie Fischer, Esq.

                  Either party may, by giving notice to the other in the manner set forth above, change the address to which notices shall be sent to it, provided that any such change of address shall be effective three (3) business days after it is given. If a reputable commercial courier service guaranteeing overnight delivery shall not service the area to which notice is required to be given, notice to such area shall be by registered or certified mail, return receipt requested, and shall be deemed given one day after the same is deposited in an official U.S. mail depository, with all postage and other charges prepaid, enclosed in a properly addressed and sealed wrapper. The attorney for each party to this Agreement may give notices on behalf of his or her client with the same force and effect as if such notice was given directly by such party.

                                   ARTICLE 16

                              PERMITTED ASSIGNMENT

                  Purchaser may assign its interest under this Agreement, without Seller's consent, to any affiliate of Purchaser. Seller may assign its interest to Additional Payments, without Purchaser's consent, to any affiliate of Seller; provided, however that such Additional Payments shall continue to be subject to Purchaser's right of offset set forth in Section 18.2 of this Agreement, and provided further that any such assignee shall execute an agreement, reasonably acceptable to Purchaser, to such effect.

                                   ARTICLE 17

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

                  Seller and Purchaser hereby make the following representations, warranties and covenants to each other (except as set forth in the Disclosure Schedule attached hereto), which representations, warranties and covenants are true and accurate in every respect as of the date hereof and shall be true and accurate as of each Closing Date:

                  17.1     Of Seller:

                           (a) Organization and Qualification. Seller is a
limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, with power and authority necessary to own, lease and operate the Assets and to lease and operate the Properties and to enter into and perform this Agreement, the Assignment of Leases and all necessary documentation contemplated by this transaction;

                           (b) Due Authorization. (i) Seller has all requisite
power and authority to execute and deliver this Agreement, the Assignment of Leases and each other document contemplated hereby to be executed by Seller, and to perform fully its obligations hereunder and thereunder and to consummate the transactions contemplated hereby or thereby. The execution and delivery by Seller of this Agreement, the Assignment of Leases and the other documents contemplated hereby, and the performance by Seller of its obligations hereunder and thereunder have been duly and validly authorized by all necessary action on the part of Seller. This Agreement has been duly executed and delivered by Seller and this Agreement is, and the Assignment of Leases and each other agreement contemplated hereby to which Seller will be a party will be, upon execution and delivery thereof by Seller, a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law);

                               (ii) Seller has the right to sell, convey,
assign, transfer and deliver the Assets to Purchaser, and the instruments of transfer, conveyance and assignment to be executed and delivered by Seller to Purchaser at each Closing will be valid and binding obligations of Seller, enforceable in accordance with their respective terms, sufficient to transfer, convey and assign to Purchaser all right, title and interest of Seller in and to the Assets, and sufficient to vest in Purchaser the full right, power and authority to own and operate the Assets as presently owned and operated by Seller and as contemplated to be operated by Purchaser;

                           (c) Leasehold Interests to and Condition of
Properties and Assets. Seller has, and upon payment therefor Purchaser will have, valid and subsisting leasehold interests in or valid licenses to use, the Properties and Assets, free and clear of any liens, charges, options, security interests or other encumbrances of any nature, options to purchase or lease, easements, restrictions, covenants, conditions, or imperfections of title, whether existing or proposed, except the Permitted Encumbrances;

                           (d) Other Agreements. Except as otherwise set forth
in this Agreement, Seller shall not enter into any agreement or perform any act which
                                      -22-
might interfere with or be inconsistent with the successful completion of the transactions contemplated by this Agreement;

                           (e) No Defaults. Neither the execution, delivery or
performance of this Agreement or any other agreement contemplated hereby, the fulfillment of and compliance with the respective terms and provisions hereof or thereof, nor the consummation of the transactions contemplated hereby or thereby, will: (i) conflict with, or result in a breach of, any of the terms, conditions or provisions of, or constitute any default under, any agreement or instrument to which Seller is a party or any of Seller's properties are subject;
(ii) terminate, modify or give any third party the right to terminate or modify the provisions or terms of any Assigned Contracts or Restaurant Assets Leases (it being understood and agreed that any such termination or modification resulting from the discontinuance by Seller of any or all restaurants operating at the Properties, as provided in Section 17.1(ah) hereof, shall not constitute a violation of this subsection (ii)); (iii) require Seller to obtain any authorization, consent, approval or waiver from, or to make any filing with any governmental authority or instrumentality or to obtain the approval or consent of any other person, except as otherwise specifically provided herein; or (iv) constitute a violation of any applicable law, statute, regulation, ordinance, rule, judgment, decree, writ or order; except, in the case of each of clauses
(i), (ii) and (iii) above, for such violations, conflicts, breaches or defaults, or the failure to obtain such approvals, consents, authorizations or waivers or to make such filings, which, in the aggregate, would not have a material adverse effect on the Assets or on the ability of Seller to consummate the transactions contemplated hereby;

                           (f) No Litigation. There are no actions, suits,
claims, arbitrations, proceedings, orders, judgments or investigations pending or, to the best knowledge of Seller, threatened against or affecting Seller or any of the Assets or which question the validity of this Agreement or any action taken or to be taken under any of the provisions of this Agreement, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality;

                           (g) Assessments. Seller has received no notice and
has no knowledge of any pending improvements, liens or special assessments to be made against any of the Properties or Assets by any governmental authority;

                           (h) Condemnation. There is no exercise of eminent
domain or condemnation pending, or to the best of Seller's knowledge, threatened, against or affecting any of the Properties or Assets (or any part thereof), nor does Seller know or have reasonable grounds to know of any basis for any of same;

                           (i) Tax Reduction Proceedings. There are no pending
ad valorem tax reduction proceedings affecting any of the Assets;

                           (j) Leases. The schedule attached hereto as Exhibit 1
and made a part hereof is a complete and accurate list of all the Leases, the dates thereof and of any amendments thereto. The Leases are the only real property leases to which Seller is a party with respect to any of the Properties. The copies of all the Leases as executed which have been delivered to Purchaser (and to be assigned at each Closing), are true, complete and correct and Seller is not in default thereunder, nor is there in existence any condition or fact which with notice or lapse of time, or both, would constitute a default thereunder; to Seller's best knowledge, the landlord is not in default of any Lease. To the best knowledge of Seller, no Leases are in effect in which landlord has made any covenant or representation which prohibits Purchaser from operating any restaurant in its intended manner, including specializing in seafood cuisine and similar types of food;

                           (k) Assignment. Seller shall use its reasonable good
faith efforts to obtain the Estoppel Certificate and Assignment of Lease with respect to each Lease from each landlord thereof. Purchaser agrees to cooperate with such efforts as provided in Section 17.2(g) hereof;

                           (l) Zoning. The Properties are properly zoned for use
as and for retail restaurants and similar businesses;

                           (m) Compliance with Law. The ownership, use and
operation of the Assets and the use by Seller of the Properties has been conducted, and is now being conducted, in compliance in all material respects with all applicable statutes, rules, regulations, ordinances, orders, injunctions, judgments, decrees and restrictions of any governmental authority or agency having jurisdiction over the Assets and the Properties (including, without limitation, applicable statutes, rules, regulations, orders and restrictions relating to zoning, land use, safety, health, environment, Hazardous Materials, employment and employment practices and access by the handicapped, consumer protection, anti-competitive practices and improper payments) (collectively, "Laws"), and all covenants, conditions, restrictions, easements, restrictive covenant, right of way and similar matters affecting any of the Properties or Assets, except where the failure to comply would not result in (i) the imposition of any fine, penalty or similar obligation or (ii) the suspension, revocation, impairment or forfeiture of any material permit. Seller and, to Seller's best knowledge, its partners have not received any notice from any governmental authority, and to Seller's best knowledge, none is threatened, alleging that Seller has violated, or not complied with, any of the above;

                           (n) Permits. To the best of Seller's knowledge,
except where the failure to obtain any of the following would not have a material adverse effect on the Assets, all permits, approvals, qualifications, registrations, consents, other authorizations and licenses necessary for the operation and occupancy of the Properties and the Assets by Seller, including, but not limited to, all building and use permits, all other permits, licenses and other authorization required under any applicable local, state or federal environmental laws, orders, rules, regulations and/or requirements have been obtained on all operations to date and shall be maintained through each Closing Date with respect to the applicable Assets and, to the best of Seller's knowledge, no notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any governmental authority with respect to any alleged failure by Seller to have any permit, license or authorization required in connection with the use, maintenance and operation of the Properties or Assets, or with respect to any generation, treatment, storage, recycling, transportation, release or disposal of any "Hazardous Material" (as hereinafter defined);

                           (o) Restaurant Licenses. Within seven days of the
date hereof, Seller shall prepare and deliver to Purchaser a copy of Schedule 1.1(f) hereto. In the event no such Schedule 1.1(f) is delivered to Purchaser as provided herein, Schedule 1.1(f) shall be deemed to read "none." Such Schedule 1.1(f), as delivered to Purchaser, is a complete and accurate list of all Restaurant Licenses owned or held by, or granted to, Seller. All such Restaurant Licenses are in full force and effect without default. With respect to any restaurant licenses which by law are not transferable, Seller will cooperate fully with Purchaser in Purchaser's application for all such restaurant licenses for operation of the Properties as Restaurants including, but not limited to, all liquor license applications, provided, however, that Purchaser will be responsible for obtaining any and all such restaurant licenses not being transferred pursuant to Section 1.1(f);

                           (p) Certificate of Occupancy. Final certificates of
occupancy have been issued for each of the Properties and Leasehold Improvements, including all retail and restaurant portions thereof, and have not been amended, revoked or canceled;

                           (q) Access. Seller has no knowledge or notice of any
fact or condition existing which would result or could result in the termination or reduction of the current access from any of the Properties to existing roads or to sewer or other utility services presently serving the Properties;

                           (r) Utilities. All utilities, including, but not
limited to, water, sewer, electricity, gas (natural or bottled) and telephone facilities, which are necessary to operate a restaurant at each of the Properties are available at each of the Properties;

                           (s) No Bankruptcy. There are no attachments,
executions, assignments for the benefit of creditors or voluntary or involuntary proceedings in bankruptcy pending, contemplated or, to the best knowledge of Seller, threatened against Seller or any of its affiliates;

                           (t) Service, Maintenance Agreements, etc. To the best
knowledge of Seller, there are no contracts, oral or written, with any company or
                                      -25-
employee nor any service contract, maintenance contract, nor any union or other contract or agreement with respect to any of the Properties or Assets which is not listed in Schedule 17.1(t). Seller shall deliver to Purchaser, within five days of the date hereof, true and complete copies of all documents listed on
Schedule 17.1(t), to the extent not previously provided to Purchaser or its counsel. Except as indicated in Schedule 17.1(t), all such agreements listed in
Schedule 1.1(e) hereof are in full force and effect without default. Seller shall terminate any and all agreements which are not being assigned herein as indicated on Schedule 1.1(e). Seller will not enter into any new such agreement or modify or extend any agreement prior to each Closing without the prior written approval of the Purchaser, which shall not be unreasonably withheld;

                           (u) No Lease of Space. Seller has not and will not,
hereafter and prior to each Closing Date, sublease any space in or relating to the Properties or the Assets which is now or may become vacant without the prior written approval of Purchaser which shall not be unreasonably withheld;

                           (v) Seller to Maintain Premises. Seller shall
maintain the physical condition of the Properties and all of the Assets in the same condition as of the date hereof through each Closing Date with respect to such Property and related Assets, reasonable wear and tear excepted, including, without limitation, all plumbing, electrical, heating, ventilation and air conditioning, refrigerated coolers and freezers, fire protection systems and ice machines, and will make any ordinary repairs and continue maintenance of all such Properties and Assets from the date hereof until each Closing with respect thereto, all in the same manner as it would in the normal course of operations and to avoid damage to or diminution of value to any of the Assets. Seller shall remove all perishable items from any or all restaurants operating at any or all of the Properties as soon as possible, but in any event prior to such items perishing and prior to each Closing for the applicable property;

                           (w) Insurance Requirements. Schedule 17.1(w) annexed
hereto and by this reference made a part hereof lists all the insurance policies relating to the Assets which are presently in full force and effect and such policies, or appropriate replacements thereof, shall be kept in effect by Seller to each Closing Date for the applicable Assets. Seller shall not modify or reduce the coverage of any insurance policies listed in Schedule 17.1(w). There are no outstanding requirements by the landlord of any of the Properties, or any insurance company, insurance rating board, fire underwriting board or governmental agency requiring or recommending any repairs or work of any material nature to be done at any of the Properties or any material equipment to be installed thereon;

                           (x) Employees. None of the persons employed by Seller
are represented by any union, nor is any union activity ongoing or, to the best knowledge of Seller, contemplated to be taken by or on behalf of any such persons;

                           (y) Termination of Employees. Prior to any Closing
Date, Seller or its affiliate may terminate any employees at any or all of the restaurants which are discontinued pursuant to Section 17.1(ah) hereof; provided, however, Purchaser shall have a reasonable opportunity to interview any and all such employees prior to such termination;

                           (z) ERISA and Employee Matters. (1) With respect to
any unded employee pension plan within the meaning of Section 3(2) of ERISA, (i) there has been no accumulated funding deficiency within the meaning of Section 302(a)(2) of ERISA or Section 412 of the Code which has resulted or could result in the imposition of a lien upon any of the Assets; and (ii) no event has occurred and no circumstance exists under which Seller has incurred or may incur, directly or indirectly, any liability under the provisions of Title IV of ERISA which may become a liability of Purchaser or result in a lien upon any of the Assets.

                               (2) Purchaser does not and will not assume the
sponsorship of, the responsibility for contributions to, or any liability in connection with any employee benefit plan within the meaning of Section 3(3) of ERISA or any other compensatory plan program, arrangement or agreement covering one or more current or former employees of Seller or dependents or beneficiaries thereof. Without limiting the foregoing, Seller shall be liable for any continuation coverage (including any penalties, excise taxes or interest resulting from the failure to provide continuation coverage) required by Section 4980B of the Code due to qualifying events which occur on or before each Closing Date.

                               (3) There have been no audits of the equal
employment opportunity practices of Seller in respect of the operation of each of the restaurants located at the Properties and, to Seller's knowledge, no basis for such claim exists. There is no unfair labor practice charge or complaint against Seller or any of its affiliates in respect of the operation of each of the restaurants located at the Properties pending before the National Labor Relations Board and none has occurred since January 1, 1990. No representation question exists respecting the employees, nor is any grievance procedure or arbitration proceeding pending under any collective bargaining agreement and no claim therefor has been asserted. Neither Seller nor any of its affiliates has received written notice from any union or employees setting forth demands for representation, elections or for present or future changes in wages, terms of employment or working conditions.

                           (aa) No Violations. To the best of Seller's
knowledge, there are no outstanding notes or notices of violations of law or governmental ordinances, orders or requirement issued by any governmental department, agency, bureau or instrumentality affecting any of the Properties or Assets or any part of either thereof;

                           (ab) Vendors. All vendors, suppliers and other
contractors or persons supplying goods and/or services to or for the Assets or any of the Properties
                                      -27-
or restaurants located thereon, have and/or will be paid in full on or prior to the applicable Closing Date or within thirty (30) days thereafter;

                           (ac) No Landmark. To the best knowledge of Seller,
none of the Properties is designated as a landmark under any applicable federal, state or local laws, statutes, ordinances, regulations or orders;

                           (ad) No Unpaid Bills. As of each Closing Date, there
are no unpaid bills for work, labor, service or materials furnished to the applicable Property upon the request or order of Seller, which may be made the basis of a lien;

                           (ae) No Defective Condition. Seller has no knowledge
of any material defective condition, structural or otherwise, in the buildings or other Leasehold Improvements on any of the Properties; to Seller's best knowledge all heating, electrical, plumbing, air conditioning, and other mechanical and electrical systems are in good condition and working order and are adequate in quantity and quality for the operation of the Assets and the restaurant as operated thereon by Seller, and the roof is free from leaks and in sound structural condition;

                           (af) Environmental Matters. Capitalized terms used in
this Section 17.1(af) which have not previously been defined in this Agreement are defined within this Section.

                           (1) To the best knowledge of Seller, Seller is in
compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof). Seller has not received any communication (written or oral) from any governmental authority that alleges that Seller is not in such compliance and, to the best knowledge of Seller, there are no past or present actions, activities, circumstances, conditions, events or incidents that may prevent or interfere with such compliance in the future.

                           (2) There is no Environmental Claim pending or, to
the best knowledge of Seller, threatened against Seller, or any other person or entity, whose liability for any Environmental Claim, Seller has or may have retained or assumed either contractually or by operation of law.

                           (3) To the best knowledge of Seller, there are no
past or present actions, activities, circumstances, conditions, events or incidents (including, without limitation, the Release, emission, discharge, presence or disposal of any Hazardous Material) which could form the basis of any Environmental Claim against Seller, or any other person or entity, whose liability for any Environmental Claim, Seller has or may have retained or assumed either contractually or by operation of law.

                           (4) To the best knowledge of Seller, neither Seller
nor any owner of nor predecessor in interest to any of the Properties has Released, placed, stored, buried or dumped Hazardous Materials or any other wastes produced by, or resulting from, any business, commercial or industrial activities, operations or processes, on, beneath or adjacent to the real property leased pursuant to the Leases, other than general office supplies or cleaning solvents used in the ordinary course of business (which general office supplies, cleaning solvents and other Hazardous Materials, to the best knowledge of Seller, were and are stored or disposed of in accordance with applicable laws and regulations and in a manner such that, to the best knowledge of Seller, there has been no Release of any such substances into the indoor or outdoor environment), and there has been no Cleanup at any of the Properties.

                           (5) "Cleanup" shall mean all actions required to: (a)
cleanup, remove, treat or remediate Hazardous Materials in the indoor environment; (b) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare of the indoor or outdoor environment; (c) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (d) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation or Hazardous Materials in the indoor or outdoor environment.

                           (6) "Environmental Claim" shall mean any claim,
action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (A) the presence, or Release into the indoor or outdoor environment, of any Hazardous Materials at any location, whether or not owned or operated by Seller or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

                           (7) "Environmental Laws" shall mean all federal,
state, local and foreign laws and regulations relating to pollution or protection of the environment, including without limitation, laws relating to Releases or threatened Releases of Hazardous Materials into the indoor or outdoor environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

                           (8) "Hazardous Materials" shall mean all substances
defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and
                                      -29-

Hazardous Substances Pollution Contingency Plan, 40 C.F.R. ss. 300.5, or defined as such by, or regulated as such under, any Environmental Law.

                           (9) "Release" shall mean any release, spill,
emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

                           (ag) Further Assurances. Seller from time to time
after each Closing Date, at Purchaser's request, will execute, acknowledge and deliver to Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances, all at Purchaser's expense, as Purchaser may reasonably require in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Assets, including the Leases;

                           (ah) Operation of Restaurants. Seller, in Seller's
sole discretion, may discontinue the operation of any or all restaurants operating at any or all of the Properties at any time; provided, however, that Seller shall coordinate with Purchaser such discontinuance of operations in a manner that allows Purchaser a reasonable opportunity to interview restaurant management and employees pursuant to Section 17.1(y) hereof and which preserves and protects the Properties and Assets as provided in Section 17.1(v) hereof. Seller expressly represents and warrants that if any or all restaurants operating at any or all of the Properties are discontinued prior to the applicable Closing, Seller has elected to discontinue operating such restaurant independently of this transaction, and has not relied upon, in any manner, the consummation of this transaction in such determination. Purchaser shall not be liable, in any manner, for Seller's election to discontinue the operation of any such restaurant if this transaction is not consummated in whole or in part;

                           (ai) Access to Records. At all reasonable times from
and after the date hereof until each Closing Date, Seller shall afford Purchaser and its accountants, counsel, financial advisor and other representatives reasonable access during normal business hours to the Properties, employees and officers of Seller and to all books, accounts, financial and other records and contracts of every kind of Seller; provided, however, that no investigation pursuant to this Section shall affect any representation or warranty given by Seller to Purchaser hereunder and provided, further, that any such investigations shall be conducted in such a manner as not to interfere unreasonably with the operations of the business of Seller. Seller shall also furnish to Purchaser as promptly as practicable all such financial and operating data and other information concerning Seller's restaurant business, properties and personnel as Purchaser may reasonably request. Before each Closing Date, Seller will make available the general partner and other appropriate persons associated with Seller to discuss with representatives of Purchaser, as reasonably requested by Purchaser, the condition, operations, business and prospects of Seller (insofar as they relate to the Properties and the operation of the restaurants thereon by Seller) and the Assets;

                           (aj) Third Party Inquiries. Seller shall not, nor
shall Seller authorize or permit any partner or any officer, director or employee of any partner of Seller, or any person affiliated with Seller, or any attorney, accountant or other representative retained by, Seller to, directly or indirectly, (a) entertain, encourage, solicit or initiate any inquiries or the making of any proposal that may reasonably be expected to lead to any Acquisition Proposal (as hereinafter defined); (b) enter into any agreement with respect to an Acquisition Proposal; or (c) participate in any way in discussions or negotiations, or provide third parties with any information, relating to any such inquiry or proposal. Seller shall immediately advise Purchaser of any such inquiries or proposals and deliver a copy of such inquiry or proposal (if any) to Purchaser. As used herein, "Acquisition Proposal" shall mean any offer or proposal for, or any indication of interest in, any sale, assignment or assumption of any of the Properties and Assets (except sales of assets in the ordinary course of business) during the period from the date of that certain letter of intent through the earlier of (i) the Initial Closing Date or (ii) November 30, 1996;

                           (ak) Continuance of Business. Subject to the
provisions of Section 17.1(ah) hereof, Seller shall use its commercially reasonable efforts to carry on its business, keep available the services of its partners, officers and employees and preserve its goodwill and relationships with those of its customers, suppliers, licensors, licensees and others having business relationships with it that are material to its business in substantially the same manner as it has prior to the date hereof. If Seller becomes aware of a material deterioration or facts which are likely to result in a material deterioration in the relationship with any material customer, supplier, licensor, licensee or others having business relationships with Seller, it will promptly bring such information to the attention of Purchaser in writing;

                           (al) Plans and Specifications. Seller hereby
represents that it has delivered to Purchaser, for Purchaser's use, copies of any and all architectural/engineering plans and specifications in Seller's possession to be used by Purchaser to obtain any government approvals, permits, licenses or any other authorization required under any applicable local, state or federal environmental laws, orders, rules, regulations and/or requirements to operate the Restaurants. Purchaser is hereby authorized to use any and all such plans and specifications (but without liability on the part of Seller for any error contained in or omission with respect to any such plans and specifications);

                           (am) Restaurant Assets Leases. The schedule attached
hereto as Schedule 17.1(am) and made a part hereof is a complete and accurate list of all material leases or rental agreements covering any of the Restaurant Assets. Seller shall deliver to Purchaser, within 5 days of the date hereof, true and complete copies of all documents listed on Schedule 17.1(am), to the extent not previously provided to Purchaser or its counsel. Except as indicated in Schedule 17.1(am), all Restaurant Assets Leases are in full force and effect without default;

                           (an) Access to Information; Confidentiality. Seller
will hold, and shall cause its counsel, independent certified public accountants, appraisers and investment bankers and other financing sources to hold in confidence any confidential data or information made available to Seller by Purchaser in connection with this Agreement using the same standard of care to protect such confidential data or information as is used to protect its own confidential information. If this transaction is not consummated, Seller agrees that it shall return or cause to be returned to Purchaser all written materials and all copies thereof that were supplied to it by Purchaser and that contain any such confidential data or information and shall use all reasonable efforts, including instructing its employees and others who have had access to such information, to keep such information confidential and not to use any such information; and

                           (ao) Mortgages, Deeds of Trust, etc.. To the best of
Seller's knowledge, there exists no mortgages or deeds of trust encumbering the Property located in Pembroke Pines, Florida.


                  17.2     Of Purchaser:

                           (a) Organization. Purchaser is a corporation duly
organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own or lease its properties and carry on its business as presently conducted. Purchaser is licensed or qualified to transact business and is in good standing in the State of Florida;

                           (b) Authority. Purchaser has all requisite power and
authority to execute and deliver this Agreement, the Assignment of Leases and each other document contemplated hereby to be executed by Purchaser, and to perform fully its obligations hereunder and thereunder and to consummate the transactions contemplated hereby or thereby. The execution and delivery by Purchaser of this Agreement, the Assignment of Leases and the other documents contemplated hereby, and the performance by Purchaser of its obligations hereunder and thereunder have been duly and validly authorized by all necessary action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and this Agreement is, and the Assignment of Leases and each other agreement contemplated hereby to which Purchaser will be a party will be, upon execution and delivery thereof by Purchaser, a legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law);

                           (c) No Defaults. Neither the execution, delivery or
performance of this Agreement or any other agreement contemplated hereby, the fulfillment of and compliance with the respective terms and provisions hereof or thereof, nor the consummation of the transactions contemplated hereby or thereby, will: (i) conflict with, or result in a breach of, any of the terms, conditions or provisions of, or constitute any default under, any agreement or instrument to which Purchaser is a party or is subject; (ii) require Purchaser to obtain any authorization, consent, approval or waiver from, or to make any filing with any governmental authority or instrumentality or to obtain the approval or consent of any other person, except as otherwise specifically provided herein, or as may be necessary to operate any of the Restaurants; or
(iii) constitute a violation of any applicable law, statute, regulation, ordinance, rule, judgment, decree, writ or order;

                           (d) No Litigation. There are no actions, suits,
claims, arbitrations, proceedings, orders, judgments or investigations pending or, to the knowledge of Purchaser, threatened against or affecting or which question the validity of this Agreement or any action taken or to be taken under any of the provisions of this Agreement, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality;

                           (e) Access to Information; Confidentiality. Purchaser
will hold, and shall cause its counsel, independent certified public accountants, appraisers and investment bankers and other financing sources to hold in confidence any confidential data or information made available to Purchaser by Seller in connection with this Agreement using the same standard of care to protect such confidential data or information as is used to protect its own confidential information. If this transaction is not consummated, Purchaser agrees that it shall return or cause to be returned to Seller all written materials and all copies thereof that were supplied to it by Seller and that contain any such confidential data or information and shall use all reasonable efforts, including instructing its employees and others who have had access to such information, to keep such information confidential and not to use any such information;

                           (f) Permits. Purchaser hereby covenants to use
reasonable good faith efforts to obtain all permits, licenses, approvals, qualifications, registrations, consents and other authorizations necessary for the operation and occupancy of the Properties as Restaurants and the operation of the Assets;

                           (g) Assignments. Purchaser agrees to reasonably
cooperate with Seller's efforts in obtaining the Assignment of Lease and Estoppel Certificate with respect to each Lease from each landlord thereof, including executing the Assignment of Lease as soon as practicable after requested by Seller, but in no event later than the Initial Closing Date in order to obtain the landlord's signature thereto (but which shall not be binding on Purchaser unless and until a Closing with respect to such Lease and related Assets occurs); and
                                      -33-

                           (h) Purchaser agrees that it shall be Purchaser's
sole responsibility to complete and file any documents and other materials necessary to transfer any of the Restaurant Licenses; provided, however, Seller agrees to reasonably cooperate with Purchaser's efforts in having such Restaurant Licenses transferred, to the extent required to effect such transfer. Purchaser further agrees to pay all transfer, filing or similar fees or charges required to be paid in connection with the transfer to Purchaser of any Restaurant Licenses.

                                   ARTICLE 18

                                 INDEMNIFICATION

                  Section 18.1 Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive each Closing to which they relate and shall remain in full force and effect until eighteen (18) months after each such Closing Date, regardless of any investigation made by Purchaser or Seller or on their behalf, except as to any matters with respect to which a bona fide written claim shall have been made or an action at law or in equity shall have commenced before such date, in which event survival shall continue (but only with respect to, and to the extent of, such claim) until the final resolution of such claim or action, including all applicable periods for appeal; provided, however, that the representations and warranties relating to (i) title to the Assets (other than the Leases and Leasehold Improvements) shall survive indefinitely and (ii) ERISA shall survive for the periods equal to the applicable statute of limitation relating thereto.

                  Section 18.2 Seller's Indemnity. Subject to Section 18.1 hereof, upon Purchaser assuming the obligations of the tenant under each of the Leases, Seller shall indemnify and hold harmless Purchaser and its affiliates, successors and assigns against and in respect of:

                           (a) any damage, loss, cost, expense or liability
(including settlement costs and reasonable attorneys' fees) resulting to Purchaser solely in connection with the Assets acquired by Purchaser at such Closing from any false, misleading or inaccurate representation, breach of warranty or nonfulfillment of any agreement, covenant or condition on the part of Seller under this Agreement or from any misrepresentation in or any omission from any schedule or other instrument furnished to Purchaser by Seller hereunder;

                           (b) from and after each Closing Date, any liability,
obligation or commitment of Seller not specifically assumed by Purchaser pursuant to this Agreement or any other agreement contemplated hereby to be executed by Purchaser;

                           (c) any liability, obligation or commitment of any
nature (absolute, accrued, contingent or otherwise) of Seller or relating to the Assets or the operation of the "Islands" restaurants prior to the applicable Closing Date which arises out of transactions entered into by Seller or out of acts or omissions to act of Seller occurring, prior to each such Closing Date; and

                           (d) all claims, actions, suits, proceedings, demands,
assessments, judgments, costs and expenses incident to any of the foregoing.

                  This indemnity agreement in this Section 18.2 shall not foreclose any other rights or remedies Purchaser may have based on any action for fraud. Notwithstanding anything to the contrary contained herein (other than as set forth in the immediately preceding sentence), (i) Purchaser shall not be entitled to indemnification from Seller until the aggregate amount of losses suffered by Purchaser and for which indemnification is available hereunder exceeds $25,000.00, whereupon Purchaser shall be entitled to claim indemnification for all losses suffered by Purchaser for which indemnification is available hereunder (including such $25,000 "basket") and (ii) Purchaser hereby agrees that any claim which Purchaser may have for indemnification hereunder shall be satisfied solely from any amounts owed by Purchaser to Seller hereunder (as Additional Payments or otherwise), and any amounts of the Initial Payment and the Additional Payments previously paid to Seller which are then held by Seller; provided, however, that Seller shall be under no obligation to retain any amount of the Initial Payments or Additional Payments after the receipt thereof. In connection with the foregoing, Purchaser shall be entitled to offset any amounts owed by Purchaser to Seller (or any assignee of Seller, whether through assignment, dissolution liquidation or restructuring of the partnership interests of Seller) under this Agreement (as Additional Payments or otherwise) in satisfaction of any amounts as to which Seller is obligated to indemnify Purchaser pursuant to the terms of this Agreement. In the event Seller dissolves, liquidates or restructures its partnership interest in any manner, the obligations of Seller, its successors and assigns and its beneficial interest holders, pursuant to this Section 18.2, and the right of offset provided herein, shall remain in full force and effect in accordance with this
Article 18.

                  18.3 Purchaser's Indemnity. Subject to Section 18.1 hereof, upon Purchaser assuming the obligations of the tenant under each of the Leases, Purchaser shall indemnify and hold harmless Seller and its affiliates, successors and assigns at all times after each Closing Date, against and in respect of:

                           (a) any damage, loss, cost, expense or liability
(including settlement costs and reasonable attorneys' fees) resulting to Seller from any false, misleading or inaccurate representation, breach of warranty or nonfulfillment of any agreement, covenant or condition on the part of Purchaser under this Agreement or from any misrepresentation in or any omission from any schedule or other instrument furnished to Seller hereunder;

                           (b) from and after each Closing Date, any liability,
obligation or commitment of Seller specifically assumed by Purchaser pursuant to this Agreement and each other agreement contemplated hereby to be executed by Purchaser;

                           (c) any liability, obligation or commitment of any
nature (absolute, accrued, contingent or otherwise) of Purchaser or relating to the Assets or the operation of the Restaurants which arises solely out of transactions entered into by Purchaser or solely out of acts or omissions to act of Purchaser occurring, from and after each Closing Date;

                           (d) any payments made from or after each Closing Date
by either Seller or any of its affiliates (including Chart House Enterprises Inc.) as a guarantor of any Lease to a lessor, which relate solely to obligations incurred under a Lease after the applicable Closing Date; and

                           (e) all claims, actions, suits, proceedings, demands,
assessments, judgments, costs and expenses incident to any of the foregoing.

                  This indemnity agreement in this Section 18.3 shall not foreclose any other rights or remedies Seller may have based on any action for fraud. Purchaser acknowledges that Seller's affiliates (including Chart House Enterprises, Inc), successors and assigns are third party beneficiaries to the provisions set forth in this Section 18.3.

                  18.4 Limitations. Neither Seller nor Purchaser shall be entitled to make any claim for indemnification under Section 18.2 or 18.3 hereof with respect the breach of any representation and warranty contained herein after the date on which such representation and warranty ceases to survive pursuant to Section 18.1 hereof, unless such breach constitutes fraud, in which case a claim can be made at any time.

                                   ARTICLE 19

                                  MISCELLANEOUS

                  19.1 This Agreement is binding upon and shall inure to the benefit of the parties hereto, their respective heirs, successors, legal representatives and permitted assigns.

                  19.2 Wherever under the terms and provisions of this Agreement the time for performance falls upon a Saturday, Sunday or legal holiday, such time for performance shall be extended to the second business day thereafter.

                  19.3 This Agreement may be executed in one or more counterparts, all of which when taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been executed by each of the parties hereto and delivered to each of the other parties hereto.

                  19.4 The captions at the beginning of the several paragraphs, Sections and Articles are for convenience in locating the context, but are not part of the context. Unless otherwise specifically set forth in this Agreement to the contrary, all references to Exhibits and Schedules contained in this Agreement refer to the Exhibits and Schedules which are attached to this Agreement all of which Exhibits and Schedules are incorporated in, and made a part of, this Agreement by reference. Unless otherwise specifically set forth in this Agreement to the contrary, all references to Articles, Sections, paragraphs and clauses refer to portions of this Agreement.

                  19.5 If any term or provision of this Agreement shall be held to be illegal, invalid, unenforceable or inoperative as a matter of law, the remaining terms and provisions of this Agreement shall not be affected thereby, but each such remaining term and provision shall be valid and shall remain in full force and effect.

                  19.6 This Agreement and the other writings referred to in, or delivered pursuant to, this Agreement, embody the entire understanding and contract between the parties hereto with respect to the Assets including the Properties and supersede any and all prior agreements and understandings between the parties hereto, whether written or oral, formal or informal, with respect to the subject matter of this Agreement. This Agreement has been entered into after full investigation by each party and its professional advisors, and neither party is relying upon any statement, representation or warranty made by or on behalf of the other which is not expressly set forth in this Agreement.

                  19.7 No extensions, changes, waivers, modifications or amendments to or of this Agreement, of any kind whatsoever, shall be made or claimed by Seller or Purchaser, and no notices of any extension, change, waiver, modification or amendment made or claimed by Seller or Purchaser shall have any force or effect whatsoever, unless the same is contained in a writing and is fully executed by the party against whom such matter is asserted.

                  19.8 This Agreement shall be governed and interpreted in accordance with the laws of the State of Florida.

                  19.9 Each party hereto shall pay all charges specified to be paid by them pursuant to the provisions of this Agreement and their own attorney's fees in connection with the drafting, negotiation and execution of this Agreement (including the Exhibits and Schedules hereto) the due diligence process and the closing of the transactions contemplated hereby, including their attendance at each Closing.

                  19.10 Each of the parties hereto will cooperate with the other and execute and deliver to the other such other instruments and documents and take such other actions as may be reasonably requested from time to time by the other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

                  19.11 Neither party shall make any public disclosure (except for disclosure to their respective attorneys, financial advisors and other agents in their respective capacities during the period from the date of that certain letter of intent to each Closing Date, which such disclosure shall be in a manner to maintain a reasonable level of confidentiality) or publicity release pertaining to the existence of that certain letter of intent dated September 9, 1996 and confirmed September 10, 1996 or of the terms of this Agreement without the consent of the other party, unless required or deemed advisable to maintain compliance with and to prevent violations of applicable law as determined upon advice of legal counsel.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names by their respective duly authorized representatives on the day and year first above written.


                  SELLER:      ISLANDS FLORIDA LP

                               By:  ISLANDS FL HOLDINGS LP
                               Its: Sole General Partner

                               By:  LARKSPUR PARTNERS, INC.
                               Its: Sole General Partner


                                    By: /s/Douglas E. Kollus
                                        -----------------------------------
                                        Name:  Douglas E. Kollus
                                        Title: Chief Operating Officer



                  PURCHASER:   SHELLS SEAFOOD RESTAURANTS, INC.


                               By:  /s/William E. Hattaway
                                    ---------------------------------------
                                    Name:  William E. Hattaway
                                    Title: President

                                                                      EXHIBIT 2



                                   PROPERTIES


Coral Springs
2561 University Drive
Coral Springs, FL  33065

Davie
2000 S. University Drive
Davie, FL  33324

Ft. Lauderdale
6500 North Federal Highway
Fort Lauderdale, FL  33308

Mall of the Americas
7705 W. Flagler Street
Miami, FL  33144

Pembroke Pines
11825 Pines Blvd.
Pembroke Pines, FL  33026

West Palm Beach
2015 Okeechobee Blvd.
West Palm Beach, FL  33409

                                                                      EXHIBIT 3



                            FORM OF ESCROW AGREEMENT


            [to be negotiated in good faith by Purchaser and Seller]

                                                                    EXHIBIT 4.5



                   FORM OF ASSIGNMENT AND ASSUMPTION OF LEASE

                                   EXHIBIT 4.5

                       ASSIGNMENT AND ASSUMPTION OF LEASE

         THIS AGREEMENT, made and entered into this ____ day of __________, 1996, among ISLANDS FLORIDA LP ("Tenant"), a Delaware limited partnership ("Landlord") and SHELLS SEAFOOD RESTAURANTS, INC. ("Assignee"), and CHART HOUSE ENTERPRISES, INC., a Delaware corporation ("Guarantor").

                               W I T N E S S E T H

         WHEREAS, Landlord and Tenant have entered into a written lease dated as of_________________________ (the "Lease") of certain premises located at______________________________ (the "Premises"); [Add other recitals as necessary to describe amendments and assignments.]

         WHEREAS, Guarantor executed a Guaranty of Lease dated _______________;

         WHEREAS, Tenant has entered into a certain Agreement for Purchase and Sale dated October 18, 1996 (the "Agreement") whereby Tenant agreed to sell, transfer, convey, assign and deliver to Assignee, and Assignee agreed to acquire and accept from Tenant all right, title and interest of the Assets (as defined in the Agreement) of Tenant including the Lease in connection with the Premises;

         WHEREAS, Tenant proposes to assign the Lease to Assignee;

         WHEREAS, an Islands restaurant is currently located at the Premises, and Assignee proposes to convert the Premises to a Shells restaurant;

         NOW, THEREFORE, in consideration of the foregoing and the provisions hereinafter stated, and for other valuable consideration, IT IS AGREED as follows:

         (a) Tenant hereby assigns and transfers the Lease and its interest in the Premises to Assignee as of the Effective Date (as defined below), provided that such assignment shall not relieve Tenant of any liability or obligation under the Lease incurred prior to the Effective Date, nor relieve Guarantor of its obligations under the Guaranty.

         (b) Assignee hereby accepts the above assignment and covenants to assume and to comply with all of the terms, covenants and conditions of the Lease to be performed by the Tenant.

         (c) Landlord hereby consents to Tenant's assignment and transfer of the Lease and all of Tenant's interest under the Lease to Assignee in accordance with paragraphs (1) and (2) hereof and the conversion of the Premises to a Shells restaurant.

         (d) This Assignment and Assumption of Lease shall not be deemed to be delivered to Tenant and Landlord, or binding upon Assignee, until the Closing of the purchase of the Assets located at the Premises (the "Effective Date"). Tenant will provide written notice advising Landlord of the Effective Date within ten (10) days after the Closing.

         (e) Except as modified herein, the Lease shall remain in full force and effect according to its terms and is hereby ratified and affirmed.

         IN WITNESS WHEREOF, Tenant, Landlord [,] [and] Assignee [and Guarantor] have executed this Agreement as of the date first above written.

"Tenant":                           ISLANDS FLORIDA LP, a Florida limited
                                    partnership


                                    By:
                                    By:______________________________________
                                       Name:
                                       Title:

"Landlord":                         [LANDLORD]


                                    By:______________________________________
                                       Name:
                                       Title:

"Assignee":                         SHELLS SEAFOOD RESTAURANTS, INC.,
                                      a Delaware corporation


                                    By:______________________________________
                                       Name:
                                       Title:

"Guarantor":                        CHART HOUSE ENTERPRISES, INC.,
                                     a Delaware corporation

                                    By:______________________________________
                                       Name:
                                       Title:

                                                                     EXHIBIT 4.6



                          FORM OF ESTOPPEL CERTIFICATE

                                   EXHIBIT 4.6

                              ESTOPPEL CERTIFICATE

                  THIS ESTOPPEL CERTIFICATE is executed as of the date set forth below, by ________________________________, as the "Landlord", for the benefit of ISLANDS FLORIDA LP, a Delaware limited partnership, as the "Tenant", and SHELLS SEAFOOD RESTAURANTS, INC., a Delaware corporation, as the "Assignee", with respect to that certain lease for real property described below:

                  Re: Lease dated ____________________, as amended, between
                      ______________________________, as Landlord, and
                      Islands Florida LP, as Tenant
                      (the "Lease") ______________________________________
                                                  [address]

                  Landlord hereby certifies to Tenant and Assignee as follows:

                  (f) The undersigned is the Landlord under the above-referenced lease (the "Lease") covering the above-referenced premises (the "Premises").

                  (g) Islands Florida LP, a Delaware limited partnership, is the current tenant under the Lease.

                  (h) The Lease is now in full force and effect and Tenant is not in default of any of its obligations thereunder; that all rent sums due from Tenant under the Lease to date have been duly paid through the last day of the current month; and that Landlord has not served upon Tenant any notice of any default under the Lease which has not been cured and rescinded.

                  (i) No claim, controversy, dispute, quarrel, or disagreement exists between Landlord and Tenant.

                  (j) The current minimum monthly rent under the lease is $__________.

                  (k) Tenant has fully and satisfactorily performed all work which it is required to perform for Landlord under the Lease and pursuant to all plans and specifications approved by the Landlord and all required contributions by Tenant to the Landlord on account of Landlord's improvements have been received.

                  (l) No person other than Tenant is in physical possession of or has any right of occupancy with respect to all or any part of the space demised to the Tenant under the Lease pursuant to any sublease or assignment thereof consented to, by or on behalf of Landlord.

                  (m) Landlord has no defense, set off or counterclaim against the Tenant arising out of any other transaction between Tenant and Landlord or under the Lease.

                  (n) Landlord is not in default under and is in full compliance with all of the terms and conditions of any mortgages or deeds of trust or other documents encumbering the Premises.

                  (o) Landlord acknowledges that Assignee intends to use the Premises as a seafood restaurant, and that such use shall not violate the Lease or any other leases whereby Landlord is a party.

                  (p) Landlord acknowledges that Tenant and Assignee are relying upon the representation of Landlord set forth herein in order to execute the Assignment and Assumption of Lease.


Dated this _____ day of              LANDLORD:
________________, 1996

                                     By:______________________________
                                        Name:
                                        Title:

                                                                    EXHIBIT 5.4



                              ASSUMPTION AGREEMENT

                                   EXHIBIT 5.4

                              ASSUMPTION AGREEMENT



         THIS AGREEMENT, made and entered into this ____ day of __________, 1996, among ISLANDS FLORIDA LP ("Assignor"), and SHELLS SEAFOOD RESTAURANTS, INC. ("Assignee"). Capitalized terms used herein and not otherwise defined herein shall have the meaning given to such terms in the Agreement (as defined below).

                               W I T N E S S E T H

         WHEREAS, Assignor and Assignee have entered into a certain Agreement for Purchase and Sale dated October ___, 1996 (the "Agreement") whereby Assignor agreed to transfer, convey, assign and deliver to Assignee, and Assignee agreed to acquire and accept from Assignor all right, title and interest of the Assets of Assignor, including the Restaurant Assets Leases, Assigned Contracts and Restaurant Licenses, each as more particularly described in Sections 1.1(d), (e) and (f) of the Agreement and listed in Schedules 1.1(d), (e) and (f) to the Agreement; and

         WHEREAS, as of the date hereof, Assignor proposes to assign all of those particular Restaurant Assets Leases as set forth on Exhibit A attached hereto, Assigned Contracts as set forth on Exhibit B attached hereto and Restaurant Licenses as set forth on Exhibit C attached hereto;

         NOW, THEREFORE, in consideration of the foregoing and the provisions hereinafter stated, and for other valuable consideration, IT IS AGREED as follows:

         (q) Assignor hereby assigns and transfers to Assignee all of the Assignor's right, title and interest in and to, and all benefits accruing to Assignor under all of the Restaurant Assets Leases as set forth in Exhibit A attached hereto, the Assigned Contracts as set forth in Exhibit B attached hereto and the Restaurant Licenses as set forth on Exhibit C attached hereto as of the date hereof;

         (r) Assignee hereby accepts the above assignment and assumes all obligations and liabilities accruing, arising solely out of, or relating solely to events or occurrences happening from and after the execution and delivery to Assignor of this Assumption Agreement with respect to such Restaurant Assets Leases, Assigned Contracts and Restaurant Licenses assigned to Purchaser on the date hereof, but not including any obligation or liability for any breach or any other events or occurrences happening, in whole or in part, prior to the date hereof under any such Restaurant Assets Leases, Assigned Contracts or Restaurant Licenses, all in accordance with Section 1.3 of the Agreement;

         (s) This Assumption Agreement shall not be deemed to be delivered to Seller and Landlord, or binding upon Assignee, until the Closing of the Property to which the Restaurant Assets Leases, Assigned Contracts and Restaurant Licenses assigned herein relates;

         (t) Except as modified herein,the Restaurant Assets Leases, Assigned Contracts and Restaurant Licenses shall remain in full force and effect according to their terms and are hereby ratified and affirmed.

         IN WITNESS WHEREOF, Assignor and Assignee have executed this Agreement as of the date first above written.

                                       ISLANDS FLORIDA LP

                                       By: ISLANDS FL HOLDINGS LP
                                         Its' Sole General Partner


                                       By: LARKSPUR PARTNERS, INC.
                                         Its' Sole General Partner



                                       By:_______________________________
                                          Name:
                                          Title:



                                       SHELLS SEAFOOD RESTAURANTS, INC.


                                       By:_______________________________
                                          Name:
                                          Title: